UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                                  July 21, 2003

                                    814-00201
                            (Commission File Number)

                    MEVC DRAPER FISHER JURVETSON FUND I, INC.
                                  (THE "FUND")
             (Exact name of registrant as specified in its charter)

                               DELAWARE, 943346760
      (Jurisdiction of Incorporation) (IRS Employer Identification Number)

                               3000 SAND HILL ROAD
                              BUILDING 1, SUITE 155
                          MENLO PARK, CALIFORNIA 94025
              (Address of registrant's principal executive office)

                                  650-926-7000
                         (Registrant's telephone number)



ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

         The Fund issued the following press release today:


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CONTACT
Paul Caminiti/Kim Levy/Keil Decker
CITIGATE SARD VERBINNEN
(212) 687-8080

                    MVC FILES PRELIMINARY PROXY STATEMENT AND
                    SETS DATE FOR SPECIAL SHAREHOLDER MEETING

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         MENLO PARK, CALIFORNIA, JULY 21, 2003 - MVC Capital (NYSE: MVC) today announced the Company has filed a preliminary proxy statement. The Company is expected to mail proxy materials to MVC shareholders on or about August 20, 2003, and will hold its special shareholder meeting, where shareholders will be asked to approve the proposed management plan of the Board of Directors, on Tuesday, September 16, 2003. Details of the proposed management plan are available in the aforementioned proxy materials filed with the SEC. The Company has set a record date of August 8, 2003 for determining stockholders entitled to vote at the meeting.

         MVC also announced that the valuation committee of the Fund's Board of Directors has conducted a review of the Fund's portfolio holdings to assess the fair value of the Fund's non-cash investments. As a result of this process, the fair values of certain of the Fund's holdings have been written down. The writedown has decreased the Fund's net asset value (NAV) by $11.4 million ($0.70 per share), subject to review by the Fund's independent accountants. As of July 18, 2003, the Fund's NAV was $144.1 million ($8.92 per share), which includes $112.6 million ($6.97 per share) in short-term securities, cash and cash equivalents. Further details concerning the Fund's financial position, NAV and financial statements are available on the Company's website (www.mevcshareholders.com).

         MVC Capital is a Business Development Company traded on the New York Stock Exchange. For additional information about MVC, please contact Kim Levy or Keil Decker at 212-687-8080.

                                      # # #

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    MEVC DRAPER FISHER JURVETSON FUND I, INC.




Dated:  July 21, 2003

                            BY: /s/ Robert S. Everett
                                ------------------------------
                                ROBERT S. EVERETT
                                CHIEF EXECUTIVE OFFICER